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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF PIPER & MARBURY L.L.P.]

                                 March 25, 1999

Apartment Investment and Management Company
  1873 South Bellaire Street
  Denver, Colorado 80222

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") of 5,875,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Shares (plus such additional shares as may be issued pursuant to certain antidilution and market-based formula provisions) may be issued by the Company from time to time (i) upon exercise or put of a warrant to purchase 875,000 shares of Class A Common Stock (the "Warrant"), (ii) upon redemption of 1,400,000 Class B Preferred Partnership Units (the "Ambassador Units") of Ambassador Apartments, L.P., a Delaware limited partnership ("Ambassador"), or
(iii) in exchange for up to 5,000,000 Partnership Common Units (the "OP Units") of AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), that may be issued upon redemption of 1,400,000 Ambassador Units and then tendered for redemption. All of the Shares may be offered for sale from time to time by certain stockholders.

     In rendering the opinion expressed herein, we have examined the Registration Statement, the Charter and By-Laws of the Company, the Second Amended and Restated Agreement of Limited Partnership of Ambassador, as amended to date (the "Ambassador Partnership Agreement"), the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended to date (the "OP Partnership Agreement"), the proceedings of the Board of Directors of the Company relating to the reservation and issuance of the Shares, a Certificate of the Officer of the Company (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate. We have also assumed that the number of shares of Class A Common Stock available for issuance under the Charter of the Company will exceed the number of shares to be issued from time to time as contemplated in the second paragraph of this opinion.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares to be issued upon exercise or put of the Warrant and in exchange for such Ambassador Units or OP Units have been duly authorized and, upon exchange of such Ambassador Units or OP Units in accordance with the terms of the Ambassador Partnership Agreement or the OP Partnership Agreement, as the case may
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be, and issuance and delivery of stock certificates representing the Shares, will be validly issued, fully paid, and non-assessable.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We assume that the issuance of the Shares will not violate any of the Initial Holder Limit, Look-Through Ownership Limit, or Ownership Limit provisions of the Company's Charter. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                               /s/ PIPER & MARBURY L.L.P.